Exhibit 2.1

CONTRIBUTION AGREEMENT

BY AND BETWEEN

JDS UNIPHASE CORPORATION

AND

LUMENTUM OPERATIONS LLC

JULY 31, 2015

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TABLE OF CONTENTS

(continued)

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EXHIBITS

A	Form of EMPLOYEE MATTERS AGREEMENT

B	Form of INTELLECTUAL PROPERTY MATTERS AGREEMENT

C	Form of OPERATING AGREEMENT

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SCHEDULES

SCHEDULE 1.1(11)(A)	Corporate Contingent Assets

SCHEDULE 1.1(12)(A)	Corporate Contingent Liabilities

SCHEDULE 1.1(28)	JDSU Businesses

SCHEDULE 1.1(29)	JDSU Applicable Percentage

SCHEDULE 1.1(30)	JDSU Group

SCHEDULE 1.1(34)	Lumentum Applicable Percentage

SCHEDULE 1.1(36)	Lumentum Businesses

SCHEDULE 1.1(37)(A)(I)	Lumentum Customer, Distribution, Supply or Vendor Contracts

SCHEDULE 1.1(37)(B)(I)	Lumentum Joint Venture, License and Other Agreements

SCHEDULE 1.1(37)(F)	Other Lumentum Contracts

SCHEDULE 1.1(39)	Lumentum Group

SCHEDULE 1.1(50)	Transfer Documents

SCHEDULE 2.2(A)(I)	Lumentum Assets

SCHEDULE 2.2(A)(VII)(A)	Lumentum Owned Real Property

SCHEDULE 2.2(A)(VII)(B)	Lumentum Leased Real Property

SCHEDULE 2.2(B)(I)	Excluded Assets

SCHEDULE 2.2(B)(II)	Excluded Contracts

SCHEDULE 2.2(B)(VI)(A)	Excluded Owned Real Property

SCHEDULE 2.2(B)(VI)(B)	Excluded Leased Real Property

SCHEDULE 2.3(A)(I)	Lumentum Liabilities

SCHEDULE 2.3(B)(I)	Excluded Liabilities

SCHEDULE 2.8(A)	Shared Contracts

SCHEDULE 2.10(A)(I)	Lumentum Accounts

SCHEDULE 2.10(A)(II)	JDSU Accounts

SCHEDULE 2.11(A)	Lumentum Cash Balance Methodology

SCHEDULE 4.2(D)	Transaction Documents — Lumentum Indemnification

-iv-

SCHEDULE 4.3(D)	Transaction Documents — JDSU Indemnification

SCHEDULE 4.10(A)	Surviving Guarantees

SCHEDULE 4.10(A)(I)	Lumentum Guarantees

SCHEDULE 4.10(A)(II)	JDSU Guarantees

SCHEDULE 5.3(C)	Lumentum Insurance Policies

SCHEDULE 5.5(A)	Assumed Actions

SCHEDULE 5.5(B)	Transferred Actions

SCHEDULE 6.1(A)	Transaction Documents Not Subject to Dispute Resolution Mechanisms

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CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”), dated as of July 31, 2015 (the “Contribution Date”), is by and between JDS Uniphase Corporation, a Delaware corporation which is anticipated to be renamed Viavi Solutions, Inc. (“JDSU”), and Lumentum Operations LLC, a Delaware limited liability company (“Lumentum”). Certain terms used in this Agreement are defined in Section 1.1.

RECITALS

WHEREAS, the Board of Directors of JDSU has determined that it is in the best interests of JDSU and its stockholders to establish Lumentum and transfer certain assets and liabilities from JDSU to Lumentum; and

WHEREAS, the Board of Directors of JDSU and the Board of Directors of Lumentum have approved the transfer to Lumentum of the Lumentum Assets and the assumption by Lumentum of the Lumentum Liabilities, all as more fully described in this Agreement and the Transaction Documents; and

WHEREAS, in consideration for the transfer of the Lumentum Assets and assignment to Lumentum of the Lumentum Liabilities, Lumentum shall issue 100% of the membership interests in Lumentum to JDSU as consideration (“Consideration”); and

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

Article I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms have the meanings specified in this section:

(1) “Action” means any demand, action, claim, dispute, charge of discrimination, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

(2) “Affiliate” means, when used with respect to a specified Person, a Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that, from, at and after the Effective Time, for purposes of this Agreement and the Transaction Documents, Lumentum shall not be deemed to be an Affiliate of any member of the JDSU Group, and no member of the JDSU Group shall be deemed to be an Affiliate of any member of the Lumentum Group.

(3) “Applicable Percentage” shall mean, (i) as to JDSU, the JDSU Applicable Percentage, and (ii) as to Lumentum, the Lumentum Applicable Percentage.

(4) “Approvals or Notifications” means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

(5) “Assets” means, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected, or required to be recorded or reflected, on the books and records or financial statements of such Person, including the following:

(a) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic or any other form;

(b) all apparatus, computers and other electronic data processing and communications equipment, electronic storage equipment, fixtures, machinery, equipment, furniture, office equipment, tools, test devices, prototypes and models and other tangible personal property;

(c) all inventories of materials, parts, raw materials, components, supplies, work-in-process and finished goods and products;

(d) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(e) (i) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, (ii) all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, (iii) all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and (iv) all other investments in securities of any Person;

(f) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services and other Contracts;

(g) all deposits, letters of credit and performance and surety bonds;

(h) all written (including in electronic form) or oral technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third Persons;

(i) all Intellectual Property Rights;

(j) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data and drawings, correspondence and lists, product data and literature, artwork, design, development and business process files and data, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(k) all prepaid expenses, trade accounts and other accounts and notes receivable;

(l) all rights under Contracts, all claims or rights against any Person, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

(m) all rights under Insurance Policies, all rights to Insurance Proceeds and all other rights in the nature of insurance, indemnification or contribution;

(n) all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority or other third Person;

(o) all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

(p) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

(6) “Benefit Plan” has the meaning set forth in the EMPLOYEE MATTERS AGREEMENT.

(7) “Business Technology” has the meaning set forth in INTELLECTUAL PROPERTY MATTERS AGREEMENT.

(8) “Code” means the Internal Revenue Code of 1986, as amended.

(9) “Contract” means any agreement, contract, obligation, indenture, instrument, lease, promise, arrangement, commitment or undertaking (whether written or oral and whether express or implied).

(10) “Contribution” means the transfer by JDSU of the Lumentum Assets to Lumentum and the assumption of the Lumentum Liabilities by Lumentum, and the transfer of the Excluded Assets by Lumentum to JDSU and the assignment of Excluded Liabilities by Lumentum to JDSU, all as more fully described in this Agreement and the Transaction Documents.

(11) “Corporate Contingent Assets” means:

(a) any of the Assets set forth on SCHEDULE 1.1(11)(A); and

(b) any Assets relating to, arising from or involving a general corporate matter of JDSU or any of its Subsidiaries (which were Subsidiaries prior to the Effective Time) arising or accrued at or prior to the Effective Time, including Insurance Proceeds resulting from Insurance Policies in place at or prior to the Effective Time, other than any Asset that is (A) specified to be a Lumentum Asset or an Excluded Asset, or (B) otherwise specifically allocated under this Agreement or any other Transaction Document.

(12) “Corporate Contingent Liabilities” means:

(a) any of the Liabilities set forth on SCHEDULE 1.1(12)(A);

(b) any Liabilities of JDSU or any of its Subsidiaries (which were Subsidiaries prior to the Effective Time), relating to, arising out of or resulting from a general corporate matter of JDSU incurred at or prior to the Effective Time (including Stockholder Liabilities and

Liabilities under federal and state securities laws), or relating to, arising out of or resulting from any claims made by or on behalf of holders of any of JDSU’s securities (including debt securities), in their capacities as such; and

(c) any Liabilities relating to, arising out of or resulting from any (i) claims for indemnification by any current or former directors, officers or employees of JDSU or any of its current or former Subsidiaries, in their capacities as such, or (ii) claims for breach of fiduciary duties brought against current or former directors, officers or employees of JDSU or any of its current or former Subsidiaries, in their capacities as such, in each case, relating to any acts, omissions or events at or prior to the Effective Time;

except, in each case, (A) any Liability that is otherwise specified to be a Lumentum Liability or an Excluded Liability, or (B) any Liability that is otherwise specifically allocated under this Agreement or any other Transaction Document.

(13) “Effective Time” means the time at which the Contribution occurs on the Contribution Date, which shall be deemed to be 12:01 a.m., Pacific time.

(14) “EMPLOYEE MATTERS AGREEMENT” means the EMPLOYEE MATTERS AGREEMENT in substantially the form attached hereto as EXHIBIT A, to be entered into by and between JDSU and Lumentum on or prior to the Contribution Date.

(15) “Environmental Law” means any Law relating to protection of human health or the environment or natural resources, including the use, assessment, handling, transportation, treatment, storage, removal, disposal, remediation, Release or discharge of Hazardous Materials, or occupational health and safety.

(16) “Excluded Employee Liabilities” means any and all Liabilities assigned to, or assumed or otherwise retained by, members of the JDSU Group under the EMPLOYEE MATTERS AGREEMENT.

(17) “Excluded Intellectual Property Rights” has the meaning set forth in the INTELLECTUAL PROPERTY MATTERS AGREEMENT.

(18) “Force Majeure” means, with respect to a party, an event beyond the control of such party (or any Person acting on its behalf), which by its nature could not reasonably have been foreseen by such party (or such Person), or, if it could have reasonably been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one (1) or more acts of terrorism or failure of energy sources or distribution facilities.

(19) “Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign, transnational or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government or any executive official thereof.

(20) “Group” means the JDSU Group or the Lumentum Group, as the context may dictate.

(21) “Hazardous Materials” means any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that is regulated by or pursuant to, any Law.

(22) “Holdings” means Lumentum Holdings Inc. a Delaware corporation and, as of the Effective Date, a wholly-owned subsidiary of JDSU.

(23) “Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

(24) “Insurance Policies” means insurance policies and insurance Contracts of any kind, including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, property and casualty, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

(25) “Insurance Proceeds” means those monies (a) received by an insured from an insurance carrier, (b) paid by an insurance carrier on behalf of the insured or (c) received (including by way of setoff) from any third Person in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

(26) “Intellectual Property Rights” has the meaning set forth in the INTELLECTUAL PROPERTY MATTERS AGREEMENT.

(27) “INTELLECTUAL PROPERTY MATTERS AGREEMENT” means the INTELLECTUAL PROPERTY MATTERS AGREEMENT in substantially the form attached hereto as EXHIBIT B, to be entered into by and between JDSU and Lumentum on or prior to the Contribution Date.

(28) “JDSU Business” means the network enablement (excluding the WaveReady Business), service enablement and optical security and performance product businesses conducted prior to the Effective Time by any member of the JDSU Group, including (A) the businesses set forth on SCHEDULE 1.1(28), and (B) any other businesses or operations conducted primarily through the use of the Excluded Assets; and specifically excluding the Lumentum Business.

(29) “JDSU Applicable Percentage” has the meaning set forth in Schedule 1.1(29).

(30) “JDSU Group” means JDSU and each Person (other than any member of the Lumentum Group) that is a Subsidiary of JDSU immediately prior to or after the Effective Time, which shall include those entities set forth on SCHEDULE 1.1(30), and each Person that becomes a Subsidiary of JDSU after the Effective Time.

(31) “JDSU Technology” means all Technology used in designing, developing, manufacturing, selling, providing or supporting products and services of the JDSU Business as they exist as of the Effective Date.

(32) “Law” means any national, foreign, international, multinational, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, directive, guidance, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

(33) “Liabilities” means any and all debts, guarantees, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any third Person product liability claim or claim arising in connection with a Benefit Plan), demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority and those arising under any Contract, release or warranty, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

(34) “Lumentum Applicable Percentage” has the meaning set forth in Schedule 1.1(29).

(35) “Lumentum Balance Sheet” means the pro forma balance sheet of Lumentum, including the notes thereto, as of [•].

(36) “Lumentum Business” means the communications and commercial optical products (“CCOP”) business of JDSU and the WaveReady Business, including (a) the businesses and operations conducted prior to the Effective Time by Lumentum, but excluding those businesses set forth on SCHEDULE 1.1(28), (b) the businesses and operations set forth on SCHEDULE 1.1(36), and (c) any other businesses or operations conducted primarily through the use of Lumentum Assets.

(37) “Lumentum Contracts” means the following Contracts to which JDSU or any of its Affiliates is a party or by which JDSU or any of its Affiliates or any of their respective Assets is bound, whether or not in writing, in each case, immediately prior to the Effective Time, except for any such Contract or part thereof that is contemplated to be retained by or transferred to JDSU or any member of the JDSU Group pursuant to any provision of this Agreement or any other Transaction Document:

(a) (i) any customer, distribution, supply or vendor Contract listed or described on SCHEDULE 1.1(37)(A)(I) and (ii) any other customer, supply or vendor Contract that relate primarily to the Lumentum Business;

(b) (i) any joint venture agreement or license agreement listed or described on SCHEDULE 1.1(37)(B)(I) and (ii) any other joint venture agreement or license agreement that relates primarily to the Lumentum Business;

(c) any guarantee, indemnity, representation, warranty or other Liability of or in favor of Lumentum or the JDSU Group to the extent in respect of (i) any Lumentum Contract, (ii) any Lumentum Liability or (iii) Lumentum Business;

(d) any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with any Lumentum Employee or consultants of Lumentum that are in effect as of the Effective Time;

(e) any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement (including Section 2.8) or any of the Transaction Documents to be assigned to Lumentum; and

(f) any Contract or understanding listed or described on SCHEDULE 1.1(37)(F) (or any applicable licenses, leases, addenda and similar arrangements thereunder as described on SCHEDULE 1.1(37)(F)) and any other Contract or understanding that relates primarily to the Lumentum Business.

(38) “Lumentum Group Employee” has the meaning set forth in the EMPLOYEE MATTERS AGREEMENT.

(39) “Lumentum Group” means Lumentum, Holdings and each Person that is a Subsidiary of Lumentum or Holdings immediately prior to or after the Effective Time, which shall include those entities set forth on SCHEDULE 1.1(39), and each Person that becomes a Subsidiary of Lumentum or Holdings after the Effective Time.

(40) “Operating Agreement” means the Operating Agreement of Lumentum Operations LLC made and entered into effective April 24, 2015 by JDSU Uniphase Corporation as the sole member.

(41) “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, Governmental Authority or other entity.

(42) “Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

(43) “Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any other nature.

(44) “Service Provider” means, with respect to any Person, any current, former or future employee, officer, consultant, independent contractor or director of such Person.

(45) “Stockholder Liabilities” means all Liabilities relating to, arising out of or resulting from stockholder litigation or controversies arising out of or relating to actions or omissions occurring prior to the Effective Time, to the extent unresolved prior to the Effective Time and any amount paid or payable after the Effective Time by Lumentum or any member of the JDSU Group in respect of such Liabilities.

(46) “Subsequently Transferred Lumentum Employees” has the meaning set forth in the EMPLOYEE MATTERS AGREEMENT.

(47) “Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such Person, (B) the total combined equity interests or (C) the capital or profit interests, in the case of a partnership, or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

(48) “Technology” means tangible embodiments, whether in electronic, written or other media, of copyrightable works, technology, including designs, design and manufacturing documentation (such as bill of materials, build instructions and test reports), sales documentation (such as marketing materials, installation manuals, service manuals, user manuals) schematics, algorithms, routines, software, databases, lab notebooks, development and lab equipment, processes, prototypes and devices. Technology does not include Intellectual Property Rights, including any Intellectual Property Rights in any of the foregoing.

(49) “Transaction Documents” means this Agreement, the EMPLOYEE MATTERS AGREEMENT, the INTELLECTUAL PROPERTY MATTERS AGREEMENT and the Transfer Documents.

(50) “Transfer Documents” means the Pre-Contribution Transfer Documents, the Post-Contribution JDSU Transfer Documents and the Post-Contribution Lumentum Transfer Documents, including the documents listed on SCHEDULE 1.1(50).

(51) “Transferred Intellectual Property Rights” has the meaning set forth in INTELLECTUAL PROPERTY MATTERS AGREEMENT.

(52) “Transferred Licenses” has the meaning set forth in the INTELLECTUAL PROPERTY MATTERS AGREEMENT.

(53) “WaveReady Business” means all optical networking and wavelength division multiplexing systems, products and services marketed by JDSU under the “WaveReady” product family.

1.2 Other Terms. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term	Section
Agreement	Preamble

Assumed Actions	Section 5.5(a)

Cash	Section 2.11

Consideration	Recitals

Dispute	Section 6.1(a)

Excluded Assets	Section 2.2(b)

Excluded Leased Real Property	Section 2.2(b)(vi)

Excluded Liabilities	Section 2.3(b)

Excluded Owned Real Property	Section 2.2(b)(vi)

Final Statement	Section 2.11(c)

Guarantee Release	Section 4.10(b)

Term	Section

Indemnified Party	Section 4.5

Indemnifying Party	Section 4.5

Indemnity Payment	Section 4.5

Initial Notice	Section 6.2

JDSU	Preamble

JDSU Accounts	Section 2.10(a)

JDSU Confidential Information	Section 5.2(b)

JDSU Indemnified Parties	Section 4.2

JDSU Insurance Policies	Section 5.3(b)

Lumentum	Preamble

Lumentum Accounts	Section 2.10(a)

Lumentum Assets	Section 2.2(a)

Lumentum Confidential Information	Section 5.2(a)

Lumentum Indemnified Parties	Section 4.3

Lumentum Insurance Policies	Section 5.3(c)

Lumentum Liabilities	Section 2.3(a)

Lumentum Leased Real Property	Section 2.2(a) (vii)

Lumentum Owned Real Property	Section 2.2(a) (vii)

Neutral Arbitrator	Section 2.11(c)

Objection Notice	Section 2.11(b)

Contribution Date	Preamble

Post-Contribution JDSU Transfer Documents	Section 2.5(b)

Post-Contribution Lumentum Transfer Documents	Section 2.4(b)

Pre-Contribution Transfer Documents	Section 2.1(b)

Representatives	Section 5.2(a)

Term	Section

Resolution Period	Section 2.11(b)

Review Period	Section 2.11(b)

Response	Section 6.2

Shared Contract	Section 2.8(a)

Third Party Claim	Section 4.6 (a)

Transferred Actions	Section 5.5(b)

Article II

CONTRIBUTION

2.1 Transfer of Assets and Assumption of Liabilities.

(a) Effective as of and upon the Contribution Date, and subject to the terms and conditions herein:

(i) Lumentum Assets. JDSU shall, and shall cause its applicable Subsidiaries to, assign, transfer, convey and deliver to Lumentum and Lumentum shall accept from JDSU and its applicable Subsidiaries, all of JDSU’s and such Subsidiaries’ respective direct or indirect right, title and interest in and to the Lumentum Assets. For purposes of this Agreement, the “Lumentum Assets” shall mean any and all Assets owned or held immediately prior to the Effective Time by JDSU or any of its Subsidiaries that are used primarily in the Lumentum Business, including, but not limited to, the Assets described in Section 2.2 hereof;

(ii) Lumentum Liabilities. Lumentum shall accept, assume and agree faithfully to perform, discharge and fulfill Lumentum Liabilities in accordance with their respective terms. Lumentum shall be responsible for all Lumentum Liabilities, regardless of when or where such Lumentum Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Contribution Date, regardless of where or against whom such Lumentum Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement, and, regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by Lumentum or any member of the JDSU Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates. For purposes of this Agreement, the “Lumentum Liabilities” shall mean any and all Liabilities owned or held immediately prior to the Effective Time by JDSU or any of its Subsidiaries that are related primarily to the Lumentum Business, including, but not limited to, the Liabilities described in Section 2.3 hereof;

(iii) Excluded Assets. JDSU shall cause its applicable Subsidiaries to assign, transfer, convey and deliver to JDSU or one (1) or more of its other Subsidiaries designated by JDSU, and JDSU or such other Subsidiaries shall accept from such applicable Subsidiaries, such applicable Subsidiaries’ respective right, title and interest in and to any Excluded Assets specified by JDSU to be so assigned, transferred, conveyed and delivered; and

(iv) Excluded Liabilities. JDSU and/or its Subsidiaries designated by JDSU shall accept and assume from one (1) or more of its other Subsidiaries designated by JDSU and agree faithfully to perform, discharge and fulfill the Excluded Liabilities of such other Subsidiaries specified by JDSU, and JDSU and/or its applicable Subsidiaries shall be responsible for all Excluded Liabilities, regardless of when or where such Excluded Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Contribution Date, regardless of where or against whom such Excluded Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Lumentum Group or the JDSU Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b) In furtherance of the assignment, transfer, conveyance and delivery of Lumentum Assets and the assumption of Lumentum Liabilities in accordance with Section 2.1(a)(i) and Section 2.1(a)(ii), on the date that such Lumentum Assets are assigned, transferred, conveyed or delivered or such Lumentum Liabilities are assumed (i) JDSU shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of Contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment to Lumentum of all of JDSU’s and its Subsidiaries’ right, title and interest in and to the Lumentum Assets, and (ii) Lumentum shall execute and deliver such assumptions of Contracts and other instruments of assumption as and to the extent necessary to evidence Lumentum’s valid and effective assumption of the Lumentum Liabilities. In furtherance of the assignment, transfer, conveyance and delivery of the Excluded Assets and the assumption of the Excluded Liabilities in accordance with Section 2.1(a)(iii) and Section 2.1(a)(iv), on the date that such Excluded Assets are assigned, transferred, conveyed or delivered or such Excluded Liabilities are assumed (i) Lumentum shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of such Excluded Assets, and (ii) JDSU shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of such Excluded Liabilities. All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Pre-Contribution Transfer Documents.”

(c) If at any time or from time to time (whether prior to or after the Effective Time), any party shall receive or otherwise possess any Asset or Liability that is allocated to any other Person pursuant to this Agreement or any other Transaction Document, such party shall promptly transfer or assume, or cause to be transferred or assumed, such Asset or Liability, as the case may be, to or by the Person entitled to such Asset or responsible for such Liability, as the case may be. Prior to any such transfer, the party receiving, possessing or responsible for such Asset or Liability shall be deemed to be holding such Asset or Liability, as the case may be, in trust for any such other Person.

(d) Lumentum hereby waives compliance by each and every member of the JDSU Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of Lumentum Assets to Lumentum.

(e) JDSU hereby waives compliance by Lumentum with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Excluded Assets to any member of the JDSU Group.

2.2 Lumentum Assets.

(a) For purposes of this Agreement, “Lumentum Assets” shall include, but shall not be limited to, the following assets (without duplication):

(i) the Assets listed or described on SCHEDULE 2.2(A)(I) and all other Assets that are expressly provided by this Agreement or any other Transaction Document as Assets to be transferred to Lumentum;

(ii) all Lumentum Contracts, including any rights or claims arising thereunder (except, in the case of Assets relating to Service Providers to the JDSU Group or Lumentum, to the extent such Assets are assigned to or retained by a member of the JDSU Group under the EMPLOYEE MATTERS AGREEMENT);

(iii) subject to Section 5.3, any rights of Lumentum under any Insurance Policies, including any rights thereunder arising after the Effective Time in respect of any Insurance Policies, as provided in this Agreement;

(iv) all Assets reflected as Assets of Lumentum in the Lumentum Balance Sheet, and any Assets acquired by or for Lumentum subsequent to the date of the Lumentum Balance Sheet which, had they been so acquired on or before such date, would have been reflected on the Lumentum Balance Sheet if prepared on a consistent basis, subject to any dispositions of such Assets subsequent to the date of the Lumentum Balance Sheet;

(v) all Transferred Intellectual Property Rights, Transferred Licenses and Business Technology;

(vi) all office equipment, trade fixtures and furnishings located at a physical site of Lumentum Owned Real Property or Lumentum Leased Real Property and which is not subject to a lease or sublease back to JDSU as of the Effective Time (excluding any office equipment, trade fixtures and furnishings owned by Persons other than JDSU and its Subsidiaries); provided, that personal computers shall be retained by the party who, following the Effective Time, retains the services of the applicable Service Provider who, prior to the Effective Time, used such personal computer;

(vii) (A) the owned real property listed on SCHEDULE 2.2(A)(VII)(A) (“Lumentum Owned Real Property”) and (B) the leases governing the leased real property listed on SCHEDULE 2.2(A)(VII)(B) (“Lumentum Leased Real Property”);

(viii) the Lumentum Applicable Percentage of any Corporate Contingent Assets;

(ix) any and all other Assets owned or held immediately prior to the Effective Time by JDSU or any of its Subsidiaries that are used primarily in the Lumentum Business (the intention of this clause (ix) is only to rectify any inadvertent omission of the transfer or conveyance of any Assets that, had the parties given specific consideration to such Asset as of the date of this Agreement, would have otherwise been classified as a Lumentum Asset; no Asset shall be deemed to be a Lumentum Asset solely as a result of this clause (ix) if such Asset is within the category or type of Asset expressly covered by the terms of another Transaction Document unless the party claiming entitlement to such Asset can establish that the omission of the transfer or conveyance of such Asset was inadvertent, and no Asset shall be deemed to be a Lumentum Asset solely as a result of this clause (ix) unless a claim with respect thereto is made by Lumentum on or prior to the first (1st) anniversary of the Contribution Date).

(b) For the purposes of this Agreement, “Excluded Assets” shall mean (without duplication):

(i) the Assets listed or described on SCHEDULE 2.2(B)(I) and any and all Assets that are expressly contemplated by this Agreement or any other Transaction Document as Assets to be retained by JDSU or any other member of the JDSU Group;

(ii) the Contracts listed or described on SCHEDULE 2.2(B)(II);

(iii) all Excluded Intellectual Property Rights and JDSU Technology;

(iv) any Shared Contracts (other than Assets arising under any Shared Contracts to the extent such Assets primarily relate to the Lumentum Business);

(v) the JDSU Applicable Percentage of any Corporate Contingent Assets;

(vi) (A) the owned real property listed on SCHEDULE 2.2(B)(VI)(A) (“Excluded Owned Real Property”) and (B) the leases governing the leased real property listed on SCHEDULE 2.2(B)(VI)(B) (“Excluded Leased Real Property”); and

(vii) any and all Assets of any members of the JDSU Group that are not Lumentum Assets.

2.3 Lumentum Liabilities.

(a) For the purposes of this Agreement, “Lumentum Liabilities” shall include, but not be limited to, the following liabilities (without duplication):

(i) the Liabilities listed or described on SCHEDULE 2.3(A)(I) and all other Liabilities that are expressly provided by this Agreement or any other Transaction Document as Liabilities to be assumed by Lumentum, and all agreements, obligations and Liabilities of Lumentum under this Agreement or any of the Transaction Documents;

(ii) all Liabilities to the extent relating to, arising out of or resulting from:

(A) the operation of the Lumentum Business, as conducted at any time before, at or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) with respect to the Lumentum Business);

(B) the operation of any business conducted by Lumentum at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) with respect to the Lumentum Business);

(C) the Lumentum Assets (including any Liability relating to, arising out of or resulting from (i) Lumentum Contracts (except, in the case of Liabilities relating to, arising out of or resulting from Service Providers to the JDSU Group or Lumentum, to the extent such Liabilities are assumed or retained by a member of the JDSU Group under the EMPLOYEE MATTERS AGREEMENT), and (ii) Shared Contracts (to the extent such Liability primarily relates to the Lumentum Business));

(D) any owned or leased property primarily used in the Lumentum Business (including but not limited to the Lumentum Owned Real Property set forth on SCHEDULE 2.2(A)(VII)(A) and the Lumentum Leased Real Property set forth on SCHEDULE 2.2(A)(VII)(B)) or associated with the Lumentum Assets or the Lumentum Business;

(E) any and all Environmental Liabilities primarily related to the Lumentum Business and the Lumentum Assets, including but not limited to Environmental Liabilities related to the Lumentum Owned Real Property and the Lumentum Leased Real Property;

(F) Service Providers to the JDSU Group or Lumentum, which Liabilities are assumed or retained by Lumentum under the EMPLOYEE MATTERS AGREEMENT (which, for the avoidance of doubt, excludes the Excluded Employee Liabilities); and

(G) workers’ compensation claims with respect to Lumentum Employees;

(iii) all Liabilities reflected as liabilities or obligations of Lumentum in the Lumentum Balance Sheet, and all Liabilities arising or assumed after the date of Lumentum Balance Sheet which, had they arisen or been assumed on or before such date and been retained as of such date, would have been reflected on Lumentum Balance Sheet if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of Lumentum Balance Sheet; and

(iv) the Lumentum Applicable Percentage of any Corporate Contingent Liabilities.

(b) For the purposes of this Agreement, “Excluded Liabilities” shall mean (without duplication):

(i) the Excluded Liabilities listed on SCHEDULE 2.3(B)(I);

(ii) all Liabilities that are expressly contemplated by this Agreement or any other Transaction Document as Liabilities to be retained or assumed by JDSU or any other member of the JDSU Group, and all agreements, obligations and other Liabilities of JDSU or any member of the JDSU Group under this Agreement or any of the Transaction Documents;

(iii) any and all Liabilities of a member of the JDSU Group to the extent relating to, arising out of or resulting from any of the Excluded Assets or any of the Excluded Contracts (other than Liabilities arising under any Shared Contracts to the extent such Liabilities primarily relate to the Lumentum Business);

(iv) the Excluded Employee Liabilities;

(v) any and all Liabilities relating to the Excluded Owned Real Property listed on SCHEDULE 2.2(B)(VI)(A) and the leases governing the Excluded Leased Real Property listed on SCHEDULE 2.2(B)(VI)(B);

(vi) any and all Environmental Liabilities primarily related to the JDSU Business and the JDSU Assets, including but not limited to any Environmental Liabilities related to Excluded Owned Real Property listed on SCHEDULE 2.2(B)(VI)(A) and the leases governing the Excluded Leased Real Property listed on SCHEDULE 2.2(B)(VI)(B); and

(vii) the JDSU Applicable Percentage of any Corporate Contingent Liabilities.

(c) Any Liabilities of any member of the JDSU Group not referenced in Section 2.3(a) are Excluded Liabilities, and no Excluded Liability shall constitute a Lumentum Liability.

2.4 Transfer of Excluded Assets and Assumption of Excluded Liabilities Not Effected on or Prior to the Contribution Date.

(a) To the extent any Excluded Asset is transferred or assigned to, or any Excluded Liability is assumed by, Lumentum or any member of the Lumentum Group at the Effective Time or is owned or held by Lumentum or any member of the Lumentum Group after the Effective Time, from and after the Effective Time:

(i) Lumentum shall and shall cause its applicable subsidiaries to, promptly assign, transfer, convey and deliver to JDSU or certain of its Subsidiaries designated by JDSU, and JDSU or such Subsidiaries shall accept from Lumentum and its applicable subsidiaries, all of Lumentum’s and such Subsidiaries’ respective right, title and interest in and to such Excluded Assets; and

(ii) JDSU and/or its Subsidiaries designated by JDSU shall promptly accept, assume and agree faithfully to perform, discharge and fulfill all such Excluded Liabilities in accordance with their respective terms.

(b) In furtherance of the assignment, transfer, conveyance and delivery of Excluded Assets and the assumption of Excluded Liabilities, and without any additional consideration therefor: (A) Lumentum shall execute and deliver such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of Contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Lumentum’s and its Subsidiaries’ right, title and interest in and to the Excluded Assets to JDSU and its Subsidiaries, and (B) JDSU shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of Contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Excluded Liabilities by JDSU or its Subsidiaries. All of the foregoing documents contemplated by this section (or paragraph) shall be referred to collectively herein as the “Post-Contribution Lumentum Transfer Documents.”

(c) To the extent that the transfer or assignment of any Excluded Asset or the assumption of any Excluded Liability requires any Approvals or Notifications, the parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that except to the extent expressly provided in any of the Transaction Documents, neither JDSU nor Lumentum shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(d) If and to the extent that the valid, complete and perfected transfer or assignment to the JDSU Group of any Excluded Assets or the assumption by the JDSU Group of any Excluded Liabilities would be a violation of applicable Law or require any Approval or Notification that has not been made or obtained at or prior to the Effective Time, then, unless the parties shall mutually otherwise determine, the transfer or assignment to the JDSU Group of such Excluded Assets or the assumption by the JDSU Group of such Excluded Liabilities shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such Excluded Asset or Excluded Liability shall constitute an Excluded Asset and Excluded Liability for all other purposes of this Agreement.

(e) If any transfer or assignment of any Excluded Asset or any assumption of any Excluded Liability intended to be transferred, assigned or assumed under this Agreement, as the case may be, is not consummated at or prior to the Effective Time, whether as a result of Section 2.5(d) or for any other reason, then the parties shall cooperate to effect such transfers as promptly following the Effective Time as practicable and, prior to the effectiveness of such transfer of Assets or assumption of Liabilities, the member of the Lumentum Group shall thereafter hold such Excluded Asset in trust for the use and benefit of the member of the JDSU Group entitled thereto (at the expense of the member of the JDSU Group entitled thereto) and retain such Excluded Liability for the account of the member of the JDSU Group. In addition, the member of the Lumentum Group retaining such Excluded Asset or such Excluded Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Excluded Asset or Excluded Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the JDSU Group to whom such Excluded Asset is to be transferred or assigned, or which will assume such Excluded Liability, as the case may be, in order to place such member of the JDSU Group in the same position as if such Excluded Asset or Excluded Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Excluded Asset or Excluded Liability, as the case may be, including use, risk of loss, potential for gain and dominion, control and command over such Excluded Asset or Excluded Liability, as the case may be, are to inure from and after the Effective Time to the JDSU Group.

(f) If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Excluded Asset or the deferral of assumption of any Excluded Liability pursuant to Section 2.4(d), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Excluded Assets or the assumption of any Excluded Liabilities have been removed, the transfer or assignment of the applicable Excluded Asset or the assumption of the applicable Excluded Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable other Transaction Document.

(g) Any member of the Lumentum Group retaining an Excluded Asset or Excluded Liability due to the deferral of the transfer or assignment of such Excluded Asset or the deferral of the assumption of such Excluded Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available or agreed in advance to be reimbursed) by JDSU or the member of the JDSU Group entitled to the Excluded Asset or Excluded Liability, as the case may be, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by JDSU or the member of the JDSU Group entitled to such Excluded Asset or Excluded Liability.

2.5 Transfer of Lumentum Assets and Assumption of Lumentum Liabilities Not Effected on or Prior to the Contribution Date.

(a) To the extent any Lumentum Asset is transferred or assigned to, or any Lumentum Liability is assumed by, JDSU or any member of the JDSU Group at the Effective Time or is owned or held by JDSU or any member of the JDSU Group after the Effective Time, from and after the Effective Time:

(i) JDSU shall, and shall cause its applicable Subsidiaries to, promptly assign, transfer, convey and deliver to Lumentum or certain of its Subsidiaries designated by Lumentum, and Lumentum or such Subsidiaries shall accept from JDSU and its applicable Subsidiaries, all of JDSU’s and such Subsidiaries’ respective right, title and interest in and to such Lumentum Assets; and

(ii) Lumentum and/or its Subsidiaries designed by Lumentum shall promptly accept, assume and agree faithfully to perform, discharge and fulfill all such Lumentum Liabilities in accordance with their respective terms.

(b) In furtherance of the assignment, transfer, conveyance and delivery of Lumentum Assets and the assumption of Lumentum Liabilities, and without any additional consideration therefor: (A) JDSU shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of Contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of JDSU’s and its Subsidiaries’ right, title and interest in and to Lumentum Assets to Lumentum, and (B) Lumentum shall execute and deliver such assumptions of Contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of Lumentum Liabilities by Lumentum or its Subsidiaries. All of the foregoing documents contemplated by this section (or paragraph) shall be referred to collectively herein as the “Post-Contribution JDSU Transfer Documents.”

(c) To the extent that the transfer or assignment of any Lumentum Asset or the assumption of any Lumentum Liability requires any Approvals or Notifications, the parties will use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that except to the extent expressly provided in any of the Transaction Documents, neither JDSU nor Lumentum shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(d) If and to the extent that the valid, complete and perfected transfer or assignment to the Lumentum Group of any Lumentum Assets or assumption by the Lumentum Group of any Lumentum Liabilities would be a violation of applicable Law or require any Approval or Notification that has not been obtained or made at or prior to the Effective Time then, unless the parties shall mutually otherwise determine, the transfer or assignment to Lumentum of such Lumentum Assets or the assumption by the Lumentum Group of such Lumentum Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such Lumentum Asset or Lumentum Liability shall constitute a Lumentum Asset and Lumentum Liability for all other purposes of this Agreement.

(e) If any transfer or assignment of any Lumentum Asset or any assumption of any Lumentum Liability intended to be transferred, assigned or assumed under this Agreement, as the case may be, is not consummated at or prior to the Effective Time, whether as a result of the provisions of Section 2.5(d) or for any other reason, then the parties shall cooperate to effect such transfers as promptly following the Effective Time as practicable and, prior to the effectiveness of such transfer of Assets or assumption of Liabilities, the member of the JDSU Group retaining such Lumentum Asset or such Lumentum Liability, as the case may be, shall thereafter hold such Lumentum Asset in trust for the use and benefit of Lumentum or the member of the Lumentum Group entitled thereto (at the expense of the member of the Lumentum Group entitled thereto) and retain such Lumentum Liability for the account of the member of the Lumentum Group. In addition, the member of the JDSU Group retaining such Lumentum Asset or such Lumentum Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Lumentum Asset or Lumentum Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the Lumentum Group to whom such Lumentum Asset is to be transferred or assigned, or which will assume such Excluded Liability, as the case may be, in order to place such member of the Lumentum Group in the same position as if such Lumentum Asset or Lumentum Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Lumentum Asset or Lumentum Liability, as the case may be, including use, risk of loss, potential for gain and dominion, control and command over such Lumentum Asset or Lumentum Liability, as the case may be, are to inure from and after the Effective Time to Lumentum.

(f) If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of the applicable Lumentum Asset or the deferral of assumption of the applicable Lumentum Liability pursuant to Section 2.5(d), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Lumentum Asset or the assumption of any Lumentum Liability have been removed, the transfer or assignment of the applicable Lumentum Asset or the assumption of the applicable Lumentum Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Transaction Document.

(g) Any member of the JDSU Group retaining a Lumentum Asset or Lumentum Liability due to the deferral of the transfer or assignment of such Lumentum Asset or the deferral of the assumption of such Lumentum Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available or agreed in advance to be reimbursed) by Lumentum or the member of the Lumentum Group entitled to the Lumentum Asset or Lumentum Liability, as the case may be, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Lumentum or the member of the Lumentum Group entitled to such Lumentum Asset or Lumentum Liability.

2.6 Novation of Lumentum Liabilities; Indemnification.

(a) Each of JDSU and Lumentum, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities (including the applicable obligations under any Shared Contracts) of any nature whatsoever that constitute Lumentum Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than Lumentum, so that, in any such case, Lumentum will be solely responsible for such Liabilities; provided, however, that except as otherwise expressly provided in any Transaction Document, neither JDSU nor Lumentum shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(b) If JDSU or Lumentum is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release, the applicable member of the JDSU Group shall continue to be bound by such agreement, lease, license or other obligation or Liability and, unless not permitted by the terms thereof or by Law, Lumentum shall cause a member of the Lumentum Group, as agent or subcontractor for such member of the JDSU Group, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of such member of the JDSU Group that constitute Lumentum Liabilities, as the case may be, thereunder from and after the Effective Time. Lumentum shall indemnify each JDSU Indemnified Party, and hold each of them harmless, against any Liabilities (other than Excluded Liabilities) arising in connection therewith; provided, that pursuant hereto Lumentum shall have no obligation to indemnify any JDSU Indemnified Party that has engaged in any knowing violation of Law or fraud in connection therewith. JDSU shall cause each member of the JDSU Group without further consideration to pay and remit, or cause to be paid or remitted, to Lumentum or to another member of the Lumentum Group specified by Lumentum, promptly all money, rights and other consideration received by it or any member of the JDSU Group in respect of such performance (unless any such consideration is an Excluded Asset). If and when any such consent, substitution, approval, amendment or release shall be obtained or the obligations under such agreement, lease, license or other obligations or Liabilities shall otherwise become assignable or able to be novated, JDSU shall promptly assign, or cause to be assigned, all its obligations and other Liabilities thereunder or any obligations of any member of the JDSU Group to Lumentum or to another member of the Lumentum Group specified by Lumentum, without payment of further consideration and Lumentum, without the payment of any further consideration, shall, or shall cause such other member of the Lumentum Group to, assume such obligations.

2.7 Novation of Liabilities Other than Lumentum Liabilities; Indemnification.

(a) Each of JDSU and Lumentum, at the request of the other party, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities (including the applicable obligations under any Shared Contracts) for which a member of the JDSU Group and Lumentum are jointly or severally liable and that do not constitute Lumentum Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the JDSU Group, so that, in any such case, the members of the JDSU Group will be solely responsible for such Liabilities; provided, however, that except as otherwise expressly provided in any of the Transaction Documents, neither JDSU nor Lumentum shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(b) If JDSU or Lumentum is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release, the applicable member of the Lumentum Group shall continue to be bound by such agreement, lease, license or other obligation or Liability and, unless not permitted by the terms thereof or by Law, JDSU shall cause a member of the JDSU Group, as agent or subcontractor for such member of the Lumentum Group, as the case may be, to pay, perform and discharge fully all the obligations or other Liabilities of such member of the Lumentum Group that do not constitute Lumentum Liabilities, as the case may be, thereunder from and after the Effective Time. JDSU shall indemnify each Lumentum Indemnified Party and hold each of them harmless against any Liabilities (other than Lumentum Liabilities) arising in connection therewith; provided, that, pursuant hereto, JDSU shall have no obligation to indemnify any Lumentum Indemnified Party that has engaged in any knowing violation of Law or fraud in connection therewith. Lumentum shall cause each member of the Lumentum Group without further consideration to pay and remit, or cause to be paid or remitted, to JDSU or to another member of the JDSU Group specified by JDSU, promptly all money, rights and other consideration received by it or any member of the Lumentum Group in respect of such performance (unless any such consideration is a Lumentum Asset). If and when any such consent, substitution, approval, amendment or release shall be obtained or the obligations under such agreement, lease, license or other obligations or Liabilities shall otherwise become assignable or able to be novated, Lumentum shall promptly assign, or cause to be assigned, all its obligations and other Liabilities thereunder or any obligations of any member of the Lumentum Group to JDSU or to another member of the JDSU Group specified by JDSU without payment of further consideration and JDSU, without the payment of any further consideration shall, or shall cause such other member of the JDSU Group to, assume such obligations.

2.8 Treatment of Shared Contracts.

(a) Without limiting the generality of the obligations set forth in Section 2.1, unless the parties otherwise agree or the benefits of any Contract or understanding described in this section are expressly conveyed to the applicable party pursuant to any other Transaction Document, (i) any Contract or understanding that is listed on SCHEDULE 2.8(A) (other than any such Contract or understanding covering substantially the same services or arrangements that are covered by a Contract or understanding entered into by Lumentum in connection with the transactions contemplated by this Agreement) shall be assigned in part to the applicable party, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each party shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to the Lumentum Business or the JDSU Business, as applicable, and (ii) (A) any other Contract or understanding that is an Excluded Asset or Excluded Liability but, prior to the Effective Time, inured in part to the benefit or burden of Lumentum (other than any such Contract or understanding covering substantially the same services or arrangements that are covered by a Contract or understanding entered into by Lumentum in connection with the transactions contemplated by this Agreement), and (B) any other Contract or understanding that is a Lumentum Asset or a Lumentum Liability but, prior to the Effective Time, inured in part to the benefit or burden of any member of the JDSU Group (other than any such Contract or understanding covering substantially the same services or arrangements that are covered by a Contract or understanding entered into by a member of the JDSU Group in connection with the transactions contemplated by this Agreement), shall be assigned in part to the applicable party, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each party shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to the Lumentum Business or the JDSU Business, as applicable (any Contract or understanding referred to in clause (i) or (ii) above, a “Shared Contract”); provided, however, that in the case of each of clauses (i) and (ii), (x) in no event shall any party be required to assign any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the parties shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions (including by providing prompt notice to the other party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other party the ability to exercise any applicable rights under such Shared Contract) to cause the Lumentum Group or the JDSU Group, as applicable, to receive the rights and benefits of that portion of each Shared Contract that relates to Lumentum Business or the JDSU Business, as applicable (in each case, to the extent so related), as if such Shared Contract had been assigned to a member of the applicable Group (or appropriately amended) pursuant to this section, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this section.

(b) Nothing in this section shall require any member of any Group to make any material payment (except to the extent advanced, assumed or agreed to in advance to be reimbursed by any member of the other Group), incur any material obligation or grant any material concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this section.

2.9 Treatment of Corporate Contingent Liabilities. Without limiting the indemnification provisions of Article IV, JDSU and Lumentum shall each be responsible for their respective Applicable Percentage with respect to any Corporate Contingent Liability. Any amounts owed in respect of any Corporate Contingent Liabilities (including reimbursement for the out-of-pocket costs and expenses of defending, managing or providing assistance with respect to a Corporate Contingent Liability, which shall include any amounts with respect to a bond, prepayment or similar security or obligation required (determined to be advisable by the parties) to be posted by a party in respect of any claim) shall be remitted promptly after the party entitled to such amount provides an invoice (including reasonable supporting Information with respect thereto) to the party owing such amount, and such costs and expenses shall be included in the calculation of the amount of the applicable Corporate Contingent Liability. In furtherance of the foregoing, the party incurring such Corporate Contingent Liability shall be entitled to reimbursement by the other party (in an amount equal to such other party’s Applicable Percentage) of any out-of-pocket costs and expenses related to, or arising out of, defending or managing any such Corporate Contingent Liability, from time to time and when invoiced, in advance of a final determination or resolution of any Third Party Claim related to a Corporate Contingent Liability. It shall not be a defense to any obligation by any party to pay any amounts, whether pursuant to this section (or paragraph) or in respect of any Indemnity Payments pursuant to Article IV, in respect of any Corporate Contingent Liability that (i) such party was not consulted in the defense or management thereof, (ii) such party’s views or opinions as to the conduct of such defense were not accepted or adopted, (iii) such party does not approve of the quality or manner of the defense thereof or (iv) Corporate Contingent Liability was incurred by reason of a settlement rather than by a judgment or other determination of Liability.

2.10 Bank Accounts.

(a) JDSU and Lumentum each agrees to take, at the Effective Time (or such earlier time as JDSU and Lumentum may agree), all actions necessary to amend all Lumentum Contracts governing each bank and brokerage account owned by Lumentum (collectively, the “Lumentum Accounts”), including all Lumentum Accounts listed or described on SCHEDULE 2.10(A)(I) so that such Lumentum Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by JDSU or any other member of the JDSU Group (collectively, the “JDSU Accounts”), including all JDSU Accounts listed or described on SCHEDULE 2.10(A)(II), are de-linked from the JDSU Accounts.

(b) JDSU and Lumentum each agrees to take, at the Effective Time (or such earlier time as JDSU and Lumentum may agree), all actions necessary to amend all Lumentum Contracts governing the JDSU Accounts so that such JDSU Accounts, if currently linked to a Lumentum Account, are de-linked from Lumentum Accounts.

(c) It is intended that, following consummation of the actions contemplated by Section 2.11(a) and Section 2.11(b), there will continue to be in place a centralized cash management process pursuant to which Lumentum Accounts will be managed centrally and funds collected will be transferred into one (1) or more centralized accounts maintained by Lumentum.

(d) It is intended that, following consummation of the actions contemplated by Section 2.11(a) and Section 2.11(b), there will continue to be in place a centralized cash management process pursuant to which the JDSU Accounts will be managed centrally and funds collected will be transferred into one (1) or more centralized accounts maintained by JDSU.

(e) With respect to any outstanding checks issued by JDSU, Lumentum or any of their respective Subsidiaries prior to the Effective Time, such outstanding checks shall be honored from and after the Effective Time by the Person or Group owning the account on which the check is drawn, without limiting the ultimate allocation of Liability for such amounts under this Agreement.

(f) As between JDSU and Lumentum, all payments and reimbursements received after the Effective Time by either party that relate to a business, Asset or Liability of the other party shall be held by such party in trust for the use and benefit of the party entitled thereto and, promptly upon receipt by such party of any such payment or reimbursement, such party shall pay over to the other party, the amount of such payment or reimbursement without right of setoff.

2.11 Cash Balances. It is intended that immediately following the transactions contemplated by this Agreement, Lumentum shall have cash, cash equivalents and restricted cash (“Cash”) equal to $137.6 million (the “Target Lumentum Cash Balance”).

(a) Lumentum shall deliver, or cause to be delivered, to JDSU, as soon as practicable, but in no event more than sixty (60) days after the Contribution Date, a preliminary statement (the “Preliminary Statement”) setting forth the actual amount of Cash of Lumentum immediately following the Distribution (the “Actual Lumentum Cash Balance”), along with reasonable supporting detail to evidence the calculations of such amounts. The Preliminary Statement shall be prepared in good faith and consistent with the methodology set forth on SCHEDULE 2.11(A).

(b) JDSU shall have thirty (30) days to review the Preliminary Statement from the date of its receipt thereof (the “Review Period”). During the Review Period, JDSU shall have reasonable access during normal business hours to the books and records, personnel and advisors of Lumentum to the extent required in connection with such review. If JDSU objects to any aspect of the Preliminary Statement, JDSU shall deliver a written notice of objection (the “Objection Notice”) to Lumentum on or prior to the expiration of the Review Period setting forth in reasonable detail the basis for any such objection. If JDSU delivers an Objection Notice to Lumentum prior to the expiration of the Review Period as provided in this section (or paragraph), Lumentum and JDSU shall, for a period of fifteen (15) business days thereafter (the “Resolution Period”), attempt in good faith to resolve the matters contained therein, and any written resolution, signed by each of JDSU and Lumentum, as to any such matter shall be final, binding, conclusive and nonappealable for all purposes hereunder. In the event JDSU does not deliver an Objection Notice to Lumentum as provided in this section (or paragraph) prior to the expiration of the Review Period, JDSU shall be deemed to have agreed to the Preliminary Statement in its entirety, which Preliminary Statement or undisputed portions thereof (as the case may be) shall be final, binding, conclusive and nonappealable for all purposes hereunder.

(c) If, at the conclusion of the Resolution Period, Lumentum and JDSU have not reached an agreement with respect to all disputed matters contained in the Objection Notice, then within ten (10) business days thereafter, Lumentum and JDSU shall submit for resolution those of such matters remaining in dispute to a mutually acceptable nationally recognized independent accounting or financial consulting firm (the “Neutral Arbitrator”). If JDSU and Lumentum are unable to agree on the Neutral Arbitrator, then each of JDSU and Lumentum shall select a nationally recognized independent accounting or financial consulting firm, and the two (2) firms will mutually select a third (3rd) nationally recognized independent accounting or financial consulting firm to serve as the Neutral Arbitrator. The Neutral Arbitrator shall act as an arbitrator to resolve (based solely on the written and oral presentations of Lumentum and JDSU and not by independent review) only those matters submitted to it in accordance with the first sentence of this section (or paragraph). Lumentum and JDSU shall direct the Neutral Arbitrator to render a resolution of all such disputed matters as promptly as practicable and in any event within thirty (30) days after its engagement or such other period agreed upon in writing by Lumentum and JDSU. With respect to each disputed matter, the Neutral Arbitrator’s determination, if not in accordance with the position of either JDSU or Lumentum, shall not be in excess of the higher, nor less than the lower, of the amounts set forth by Lumentum in the Preliminary Statement or by JDSU in the Objection Notice, as applicable. The resolution of the Neutral Arbitrator shall be set forth in a written statement delivered to each of the parties and shall be final, binding, conclusive and nonappealable for all purposes hereunder. The Preliminary Statement, once modified and/or agreed to in accordance with Section 2.11(a) or this section, shall become the “Final Statement.”

(d) All fees and expenses relating to the work performed by the Neutral Arbitrator shall be allocated equally between JDSU, on the one hand, and Lumentum, on the other hand. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Neutral Arbitrator shall be borne by the party incurring such cost or expense.

(e) Any amounts payable pursuant to the determination of the Actual Lumentum Cash Balance, as set forth on the Final Statements will be paid as follows, in each case by wire transfer of immediately available funds to an account or accounts designated by the recipient within thirty (30) days after such determination:

(i) if the Actual Lumentum Cash Balance as set forth on the Final Statement is less than the Target Lumentum Cash Balance, then JDSU shall transfer to Lumentum an amount equal to the Target Lumentum Cash Balance minus the Actual Lumentum Cash Balance as set forth on the Final Statement; provided, that in no event shall such amount be due and payable under this section unless such amount exceeds $10,000; or

(ii) if the Target Lumentum Cash Balance is less than the Actual Lumentum Cash Balance as set forth on the Final Statement, then Lumentum shall transfer to JDSU an amount equal to the Actual Lumentum Cash Balance as set forth on the Final Statement; provided, that in no event shall such amount be due and payable under this section unless such amount exceeds $10,000.

2.12 Disclaimer of Representations and Warranties. Each of JDSU (on behalf of itself and each member of the JDSU Group) and Lumentum (on behalf of itself and each member of the Lumentum Group) understands and agrees that, except as expressly set forth herein or in any Transaction Document, no party to this Agreement, any Transaction Document or any other agreement or document contemplated by this Agreement, or otherwise, is representing or warranting to any other party hereto or thereto in any way as to the assets, businesses or liabilities transferred or assumed as contemplated hereby or thereby; as to any approvals or notifications required in connection herewith or therewith; as to the value of any assets of such party; as to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any action or other asset, including any accounts receivable, of any party; or as to the legal sufficiency of any assignment, document, certificate or instrument delivered under this agreement to convey title to any asset or thing of value upon the execution, delivery and filing hereof or thereof. Except as may expressly be set forth in this Agreement or in any Transaction Document, all such assets are being transferred on an “as is,” “where is” basis (and, in the case of any real property, by means of a quitclaim or similar form deed or conveyance) and the respective transferees shall bear the economic and legal risks that (i) any conveyance shall prove to be insufficient to vest in the transferee good title, free and clear of any security interest, and (ii) any necessary approvals or notifications are not obtained or made or that any requirements of laws or judgments are not complied with.

Article III

CONSIDERATION; CLOSING

3.1 Consideration. Subject to the terms and conditions set forth in this Agreement, in partial consideration for the transfer of the Lumentum Assets by JDSU to Lumentum, and the assumption of the Lumentum Liabilities by Lumentum, Lumentum shall issue to JDSU membership interests in Lumentum such that as of immediately after the Closing JDSU holds one hundred percent (100%) of the membership interests in Lumentum.

3.2 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held on the Contribution Date at the offices of DLA Piper LLP (US) or at such other place as the parties shall agree. At the Closing:

(a) the parties shall execute and deliver counterpart signature pages to this Agreement and the Transaction Documents;

(b) all of the transactions provided for in this Agreement and the Transaction Documents shall, except to the extent otherwise expressly set forth herein, be deemed consummated on a substantially concurrent basis; and

(c) JDSU shall be bound by the OPERATING AGREEMENT attached hereto as EXHIBIT C.

Article IV

RELEASE, INDEMNIFICATION AND GUARANTEES

4.1 Release of Claims.

(a) Except (i) as provided in Section 4.1(c), (ii) as may be otherwise expressly provided in this Agreement or any other Transaction Document and (iii) for any matter for which any party is entitled to indemnification or contribution pursuant to this Article IV, effective as of the Effective Time, Lumentum does hereby, for itself and each other member of the Lumentum Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Lumentum Group (in each case, in their respective capacities as such), remise, release and forever discharge JDSU and the other members of the JDSU Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the JDSU Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, to the extent existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed prior to the Effective Time, including in connection with the transactions and all other activities to implement the transactions contemplated by this Agreement and under the Transaction Documents.

(b) Except (i) as provided in Section 4.1(c), (ii) as may be otherwise expressly provided in this Agreement or any other Transaction Document and (iii) for any matter for which any party is entitled to indemnification or contribution pursuant to this Article IV, effective as of the

Effective Time, JDSU does hereby, for itself and each other member of the JDSU Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the JDSU Group (in each case, in their respective capacities as such), remise, release and forever discharge Lumentum, and the other members of the Lumentum Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Lumentum Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, to the extent existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed prior to the Effective Time, including in connection with the transactions and all other activities to implement the transactions contemplated under this Agreement and under the Transaction Documents.

(c) Nothing contained in Section 4.1(a) or Section 4.1(b) shall impair or otherwise impact any right of any party to enforce this Agreement, any other Transaction Document or any agreements, arrangements, commitments or understandings that are specified in Section 2.8, in each case in accordance with its terms. Nothing contained in Section 4.1(a) or Section 4.1(b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any members of the JDSU Group or the Lumentum Group that is specified in Section 2.8 as not terminating as of the Effective Time, or any other Liability specified in Section 2.8 as not terminating as of the Effective Time;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any other Transaction Document;

(iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;

(iv) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

(v) any Liability provided in or resulting from any Contract or understanding that is entered into after the Effective Time between any party (and/or a member of such party’s Group), on the one hand, and any other party (and/or a member of the other party’s Group), on the other hand; or

(vi) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article IV and, if applicable, the appropriate provisions of the Transaction Documents.

In addition, nothing contained in Section 4.1(a) shall release JDSU from indemnifying any director, officer or employee of Lumentum who was a director, officer or employee of JDSU or any of its Affiliates at or prior to the Effective Time, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations, it being understood that if the underlying obligation giving rise to such Action is a Lumentum Liability, Lumentum shall indemnify JDSU for such Liability (including JDSU’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(d) Lumentum shall not make, and shall not permit any member of the Lumentum Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against JDSU or any member of the JDSU Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). JDSU shall not make, and shall not permit any member of the JDSU Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against Lumentum, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(e) It is the intent of each of JDSU and Lumentum, by virtue of the provisions of this Section 4.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed prior to the Effective Time, between or among Lumentum or any member of the Lumentum Group, on the one hand, and JDSU or any member of the JDSU Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members prior to the Effective Time), except as expressly set forth in Section 4.1(c).

4.2 General Indemnification by Lumentum. Except as provided in Section 4.5, Lumentum shall indemnify, defend and hold harmless each member of the JDSU Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, “JDSU Indemnified Parties”), from and against any and all Liabilities of the JDSU Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):

(a) any Lumentum Liability;

(b) the failure of Lumentum or any other member of the Lumentum Group or any other Person to pay, perform or otherwise promptly discharge any Lumentum Liabilities or Lumentum Contract in accordance with its respective terms, whether prior to, at or after the Effective Time;

(c) except to the extent it relates to an Excluded Liability, any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding by any member of the JDSU Group for the benefit of any member of the Lumentum Group that survives the Effective Time; and

(d) any breach by any member of the Lumentum Group of this Agreement or any of the Transaction Documents (other than the Transaction Documents set forth on SCHEDULE 4.2(D), which shall be subject to the indemnification provisions contained therein).

4.3 General Indemnification by JDSU. Except as provided in Section 4.5, JDSU shall indemnify, defend and hold harmless each member of the Lumentum Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Lumentum Indemnified Parties”), from and against any and all Liabilities of Lumentum Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):

(a) any Excluded Liability;

(b) the failure of JDSU or any other member of the JDSU Group or any other Person to pay, perform or otherwise promptly discharge any Excluded Liabilities, whether prior to, at or after the Effective Time;

(c) except to the extent it relates to a Lumentum Liability, any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding by any member of the Lumentum Group for the benefit of any member of the JDSU Group that survives the Effective Time; and

(d) any breach by any member of the JDSU Group of this Agreement or any of the Transaction Documents (other than the Transaction Documents set forth on SCHEDULE 4.3(D), which shall be subject to the indemnification provisions contained therein).

4.4 Contribution. If the indemnification provided for in this Article IV is unavailable to, or insufficient to hold harmless, an Indemnified Party under this Article IV in respect of any Liabilities referred to therein, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party in connection with the actions which resulted in Liabilities as well as any other relevant equitable considerations.

4.5 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any Liability subject to indemnification or contribution pursuant to this Article IV will be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount which any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution under this Article IV (an “Indemnified Party”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Liability. If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds in respect of such Liability, then the Indemnified Party will pay to the Indemnifying Party an amount equal to such Insurance Proceeds but not exceeding the amount of the Indemnity Payment paid by the Indemnifying Party in respect of such Liability.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions of this Agreement, have any subrogation rights with respect thereto. The Indemnified Party shall use its commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks indemnification pursuant to this Article IV; provided, that the Indemnified Party’s inability to collect or recover any such Insurance Proceeds shall not limit the Indemnifying Party’s obligations under this Agreement.

(c) Subject to Section 4.7, any indemnity payment under this Article IV shall be increased to take into account any inclusion in income of the Indemnified Party arising from the receipt of such indemnity payment and shall be decreased to take into account any reduction in income of the Indemnified Party arising from such indemnified Liability.

4.6 Procedures for Indemnification of Third Party Claims.

(a) If an Indemnified Party receives written notice that a Person (including any Governmental Authority) that is not a member of the Lumentum Group or a member of the JDSU Group has asserted any claim or commenced any Action (collectively, a “Third Party Claim”) that may implicate an Indemnifying Party’s obligation to indemnify pursuant to Section 4.2 or Section 4.3, or any other Section of this Agreement or any other Transaction Document, the Indemnified Party shall provide the Indemnifying Party written notice thereof as promptly as practicable (and no later than twenty (20) days or sooner, if the nature of the Third Party Claim so requires) after becoming aware of the Third Party Claim. Such notice shall describe the Third Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. Notwithstanding the foregoing, the failure of an Indemnified Party to provide notice in accordance with this section (or paragraph) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnified Party’s failure to provide notice in accordance with this section (or paragraph).

(b) Subject to this section and Section 4.6(c), an Indemnifying Party may elect to assume responsibility for defending (and seeking to settle or compromise), at its own expense and with its own counsel, any Third Party Claim. Within thirty (30) days after the receipt of notice from an Indemnified Party in accordance with Section 4.6(a) (or sooner, if the nature of the Third Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party will assume responsibility for defending the Third Party Claim in accordance with the immediately preceding sentence. After receiving notice of the Indemnifying Party’s election to assume the defense of a Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, but the Indemnified Party shall be responsible for the fees and expenses of its counsel and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, information and materials in such Indemnified Party’s possession or under such Indemnified Party’s control relating thereto as are reasonably required by the Indemnifying Party. If an Indemnifying Party has elected to assume the defense of a Third Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnified Party for any such fees or expenses incurred during the course of its defense of such Third Party Claim, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense.

(c) Notwithstanding Section 4.6(b), if any Indemnified Party shall in good faith determine that there is an actual conflict of interest if counsel for the Indemnifying Party represented both the Indemnified Party and Indemnifying Party, then the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of one (1) separate counsel for all Indemnified Parties.

(d) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim or fails to notify an Indemnified Party of its election within thirty (30) days after the receipt of notice from an Indemnified Party as provided in Section 4.6(b), the Indemnified Party may defend the Third Party Claim at the cost and expense of the Indemnifying Party, subject to the procedures set forth in and Section 4.7(e) with respect to Third Party Claims under Environmental Law. If the Indemnified Party is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the

Indemnifying Party’s expense, all witnesses, information and materials in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnified Party.

(e) Without the prior written consent of any Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, no Indemnified Party may settle or compromise, or seek to settle or compromise, any Third Party Claim; provided, however, that in the event the Indemnifying Party elects not to assume responsibility for defending a Third Party Claim or fails to notify the Indemnified Party of its election within thirty (30) days after the receipt of notice from the Indemnified Party as provided in Section 4.6(b), the Indemnified Party shall have the right to settle or compromise such Third Party Claim in its sole discretion (so long as such settlement does not result in any non-monetary damages being imposed on the Indemnifying Party). Without the prior written consent of any Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement of any pending or threatened Third Party Claim if such Indemnified Party is a party to the pending or threatened Third Party Claim, unless such judgment or settlement is solely for monetary damages and provides for a full, unconditional and irrevocable release of such Indemnified Party from all liability in connection with the Third Party Claim.

4.7 Additional Matters.

(a) Indemnification or contribution payments in respect of any Liabilities for which an Indemnified Party is entitled to indemnification or contribution under this Article IV shall be paid by the Indemnifying Party to the Indemnified Party as such Liabilities are incurred upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution agreements contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party, (ii) the knowledge by the Indemnified Party of Liabilities for which it might be entitled to indemnification or contribution under this Agreement and (iii) any termination of this Agreement.

(b) Any claim for indemnification under this Article IV other than in respect of a Third Party Claim shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility for such indemnification obligation. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Transaction Documents, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution under this Agreement.

(c) If an Indemnity Payment is made by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(d) In an Action in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant if they conclude that substitution is desirable and practical. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action (to the extent such management is otherwise contemplated herein), and the Indemnifying Party shall (without limiting the rest of this Article IV) fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts’ fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

(e) Notwithstanding anything in this Article IV, upon receipt of written notice in accordance with Section 4.6(a) of a Third Party Claim under Environmental Law, the Indemnifying Party may elect to defend such Third Party Claim in accordance with Section 4.6(b), or if the Indemnifying Party reasonably believes that such Third Party Claim relates to a Liability of the Indemnified Party under this Agreement, as the case may be, then the Indemnifying Party shall provide written notice to the Indemnified Party within thirty (30) days after the receipt of the notice provided pursuant to Section 4.6(a) (or sooner, if the nature of the Third Party Claim so requires), and the parties shall meet and confer in good faith within ten (10) days thereafter (or sooner, if the nature of the Third Party Claim so requires), and if the dispute as to which party is responsible for such Third Party Claim (and the defense thereof) is not resolved within such time period (or such longer period as the parties may mutually agree), the procedures set forth in Article VI shall apply; provided, however, that if timely action is required to respond to the Third Party Claim, either party may take whatever action is reasonably necessary to respond to the Third Party Claim, including action to prevent harm to human health or the environment.

4.8 Remedies Cumulative. The rights provided in this Article IV shall be cumulative and, subject to the provisions of Article VI, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

4.9 Survival of Indemnities. The rights and obligations of each of JDSU and Lumentum and their respective Indemnified Parties under this Article IV shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities.

4.10 Guarantees.

(a) Except for those guarantees set forth on SCHEDULE 4.10(A), where JDSU or Lumentum, as the case may be, shall remain as guarantor, and the applicable guaranteed party or guaranteed member of the applicable Group shall indemnify and hold harmless such guarantor for any Liabilities arising from or relating thereto (in accordance with the provisions of this Article IV), or as otherwise specified in any other Transaction Document, at or prior to the Effective Time or as soon as practicable thereafter, (i) JDSU shall (with the reasonable cooperation of the applicable member(s) of the Lumentum Group) use its reasonable efforts to have any member(s) of the Lumentum Group removed as guarantor of or obligor for any Excluded Liability, including in respect of those guarantees set forth on SCHEDULE 4.10(A)(I) to the extent that they relate to Excluded Liabilities, and (ii) Lumentum shall (with the reasonable cooperation of the applicable member(s) of the JDSU Group) use its reasonable efforts to have any member(s) of the JDSU Group removed as guarantor of or obligor for any Lumentum Liability, including in respect of those guarantees set forth on SCHEDULE 4.10(A)(II) to the extent that they relate to Lumentum Liabilities.

(b) On or prior to the Effective Time, to the extent required to obtain a release from a guarantee (a “Guarantee Release”):

(i) of any member of the JDSU Group, Lumentum shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which Lumentum would be reasonably unable to comply or (B) which would be reasonably expected to be breached; and

(ii) of any member of the Lumentum Group, JDSU shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which JDSU would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c) If JDSU or Lumentum is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 4.10, (i) the relevant member of the JDSU Group or Lumentum Group, as applicable, that has assumed the Liability with respect to such guarantee shall indemnify and hold harmless the guarantor or obligor for any Liability arising from or relating thereto (in accordance with the provisions of this Article IV) and shall, or shall cause one (1) of its Subsidiaries, as agent or subcontractor for such guarantor or obligor, to, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, and (ii) with respect to such guarantee, each of JDSU and Lumentum agree not to renew or extend the term of, increase its obligations under or transfer to a third Person, any loan, guarantee, lease, contract or other obligation for which the other party or any member of the other party’s Group is or may be liable unless all obligations of the other party and the other members of the other party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to the other party; provided, however, that with respect to leases, in the event a Guarantee Release is not obtained and the relevant beneficiary wishes to extend the term of such guaranteed lease, then such beneficiary shall have the option of extending the term if it provides such security as is reasonably satisfactory to the guarantor under such guaranteed lease.

Article V

OTHER AGREEMENTS

5.1 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties will cooperate with each other and use (and will cause their respective Subsidiaries to use) commercially reasonable efforts, prior to, on and after the Contribution Date, to take, or to cause to be taken, all actions and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Transaction Documents.

(b) Without limiting the foregoing, prior to, on and after the Contribution Date, each party shall cooperate with the other parties, and without any further consideration, but at the expense of the requesting party from and after the Effective Time, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to obtain or make any Approvals or Notifications from or with any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, and to take all such other actions as such party may reasonably be requested to take by any other party from time to time, consistent with the terms of this Agreement and the Transaction Documents, in order to effectuate the provisions and purposes of this Agreement and the Transaction Documents and the transfers of Lumentum Assets and the assignment and assumption of Lumentum Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each party will, at the reasonable request and expense of the other party, take such other actions as may be reasonably necessary to vest in such other party good and marketable title to the Assets allocated to such other party under this Agreement or any of the Transaction Documents, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c) At or prior to the Effective Time, JDSU and Lumentum in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by Lumentum or any other Subsidiary of JDSU or Lumentum, as the case may be, to effectuate the transactions contemplated by this Agreement or any of the Transaction Documents.

5.2 Confidentiality.

(a) From and after the Effective Time, subject to Section 5.2(c) and except as contemplated by or otherwise provided in this Agreement or any other Transaction Document, JDSU shall not, and shall cause its Affiliates and their respective officers, directors, employees, agents and representatives, including attorneys, advisors and other representatives of any Person providing financing (collectively, “Representatives”), not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Representatives of such party or of its Affiliates who reasonably need to know such information in providing services to any member of the JDSU Group or use or otherwise exploit for its own benefit or for the benefit of any third Person, any Lumentum Confidential Information. If any disclosures are made in connection with providing services to any member of the JDSU Group under this Agreement or any other Transaction Document, then the Lumentum Confidential Information so disclosed shall be used only as required to perform the services. JDSU shall, and shall cause its Affiliates to, use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Lumentum Confidential Information by any of their Representatives as they currently uses for their own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this section, any Information, material or documents relating to the Lumentum Business furnished to, or in possession of, any member of JDSU Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by JDSU, its Affiliate, or their respective officers, or directors, that contain or otherwise reflect such Information, material or documents is hereinafter referred to as “Lumentum Confidential Information.” Lumentum Confidential Information does not include, and there shall be no obligation under this Agreement with respect to, Information that (i) is or becomes generally available to the public, other than as a result of a disclosure by a member of the JDSU Group not otherwise permissible under this Agreement, (ii) JDSU can demonstrate was or became available to JDSU Group after the Effective Time from a source other than a member of Lumentum Group or (iii) is developed independently by JDSU without reference to Lumentum Confidential Information; provided, however, that in the case of clause (ii), the source of such Information was not known by JDSU to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any member of the Lumentum Group with respect to such Information.

(b) From and after the Effective Time, subject to Section 5.2(c) and except as contemplated by this Agreement or any other Transaction Document, Lumentum shall not, and shall cause its Affiliates and their respective Representatives not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Representatives of such party or of its Affiliates who reasonably need to know such information in providing services to any member of the Lumentum Group or use or otherwise exploit for its own benefit or for the benefit of any third Person, any JDSU Confidential Information. If any disclosures are made in connection with providing services to any member of the Lumentum Group under this Agreement or any other Transaction Document, then the JDSU Confidential Information so disclosed shall be used only as required to perform the services. Lumentum shall, and shall cause its Affiliates to, use the same degree of care to prevent and restrain the unauthorized use or disclosure of the JDSU Confidential Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this section, any Information, material or documents relating to the JDSU Business furnished to, or in possession of, a member of the Lumentum Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by Lumentum, its Affiliates or their respective officers, or directors, that contain or otherwise reflect such Information, material or documents is hereinafter referred to as “JDSU Confidential Information.” JDSU Confidential Information does not include, and there shall be no obligation under this Agreement with respect to, Information that (i) is or becomes generally available to the public, other than as a result of a disclosure by a member of the Lumentum Group not otherwise permissible under this Agreement, (ii) Lumentum can demonstrate was or became available to Lumentum Group after the Effective Time from a source other than a member of the JDSU Group or (iii) is developed independently by Lumentum without reference to the JDSU Confidential Information; provided, however, that in the case of clause (ii), the source of such Information was not known by Lumentum to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any member of the JDSU Group with respect to such Information.

(c) If JDSU or its Affiliates, on the one hand, or Lumentum or its Affiliates, on the other hand, are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any Lumentum Confidential Information or JDSU Confidential Information (other than with respect to any such information furnished pursuant to the provisions of Article IV), as applicable, the Person receiving such request or demand shall use commercially reasonable efforts to provide the other party with written notice of such request or demand as promptly as practicable under the circumstances so that such other party shall have an opportunity to seek an appropriate protective order. The party receiving such request or demand agrees to take, and cause its Representatives to take, at the requesting party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the party that received such request or demand may thereafter disclose or provide any Lumentum Confidential Information or JDSU Confidential Information, as the case may be, to the extent required by such Law or by lawful process or such Governmental Authority (as so advised by counsel).

(d) Each of JDSU and Lumentum acknowledges that it may have in its possession confidential or proprietary information of third Persons that was received under confidentiality or non-disclosure agreements with such third Person prior to the Contribution Date. JDSU and Lumentum each agrees that it will hold, and will cause their respective Representatives to hold, in strict confidence, the confidential and proprietary information of third Persons to which it has access, in accordance with the terms of any agreements entered into prior to the Contribution Date between or among one (1) or more members of the applicable party’s Group and such third Persons.

5.3 Insurance Matters.

(a) General. Lumentum acknowledges and agrees that, from and after the Effective Time, Lumentum shall not have any rights to or under any of JDSU’s or its Affiliates’ insurance policies, other than any insurance policies acquired prior to, on, or following the Effective Time directly by and in the name of Lumentum (including Lumentum Insurance Policies) or as expressly provided in this Section 5.3 or in the EMPLOYEE MATTERS AGREEMENT.

(b) Ownership of JDSU Insurance Policies. JDSU or one (1) or more members of the JDSU Group shall continue to own all Insurance Policies, insurance contracts and claim administration contracts of any kind of any member of the JDSU Group which were or are in effect at any time at or prior to the Effective Time (other than Lumentum Insurance Policies) (collectively, the “JDSU Insurance Policies”). Except as otherwise provided in this Section 5.3, (i) the JDSU Group shall retain all of their respective rights, benefits and privileges under the JDSU Insurance Policies and (ii) coverage of Lumentum under the JDSU Insurance Policies shall cease as of the Effective Time with respect to all Liabilities to the extent incurred or suffered by Lumentum in connection with, relating to, arising out of or due to, directly or indirectly, any event or occurrence occurring after the Effective Time. Nothing contained herein shall be construed to be an attempted assignment of or a change to any part of the ownership of the JDSU Insurance Policies or shall be construed to waive any right or remedy of any member of the JDSU Group in respect thereof. No provision of this Agreement is intended to relieve any insurer of any Liability under any policy.

(c) Ownership of Lumentum Insurance Policies. Lumentum shall own the insurance policies, insurance contracts and claims administration contracts listed on SCHEDULE 5.3(C) (collectively, the “Lumentum Insurance Policies”).

(d) Release. Except to the extent otherwise provided in this Article VI, in no event will JDSU, any other member of the JDSU Group or any JDSU Indemnified Party have any Liability or obligation whatsoever to Lumentum if any Insurance Policy is terminated or otherwise ceases to be in effect for any reason, is unavailable or inadequate to cover any Liability of Lumentum for any reason whatsoever, or is not renewed or extended beyond the current expiration date. Furthermore, Lumentum on behalf of itself and each member of the Lumentum Group releases each member of the JDSU Group and each JDSU Indemnified Party with respect to any Liabilities whatsoever as a result of the Insurance Policies and insurance practices of JDSU or any other member of the JDSU Group as in effect at any time before the Effective Time, including as a result of (i) the level or scope of any insurance, (ii) the creditworthiness of any insurance carrier, (iii) the terms and conditions of any Insurance Policy or (iv) the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim.

5.4 Contribution Expenses. Except as otherwise expressly contemplated herein or in any other Transaction Document, (a) JDSU shall pay for all out-of-pocket fees, costs and expenses incurred by JDSU or any of its Subsidiaries prior to the Effective Time (and not actually paid prior to the Effective Time) in connection with the transactions contemplated by this Agreement and the Transaction Documents, and (b) each party shall pay for all out-of-pocket fees, costs and expenses incurred by such party at or after the Effective Time.

5.5 Litigation; Cooperation.

(a) As of the Effective Time, Lumentum shall assume and thereafter, except as provided in Article V, be responsible for the administration of all Liabilities that may result from the Assumed Actions and all fees and costs relating to the defense of the Assumed Actions, including attorneys’ fees and costs incurred after the Effective Time. “Assumed Actions” means those Actions (in which any member of the JDSU Group or any Affiliate of a member of the JDSU Group is a defendant or the party against whom the claim or investigation is directed) primarily relating to Lumentum Business or the Lumentum Assets (including Actions, if any, allocated to Lumentum under the EMPLOYEE MATTERS AGREEMENT but excluding Actions allocated to JDSU under the EMPLOYEE MATTERS AGREEMENT), including the Actions listed on SCHEDULE 5.5(A); provided, however, that if the assumption by

Lumentum of an Action that would otherwise be an Assumed Action hereunder is not permitted by applicable Law, such Action shall not be an Assumed Action hereunder and the procedures set forth in Article V shall apply to the control and management of such Action (provided, that such Action shall remain a Lumentum Liability).

(b) JDSU shall transfer the Transferred Actions to Lumentum, and Lumentum shall receive and have the benefit of all of the proceeds of such Transferred Actions. “Transferred Actions” means those Actions (in which any member of the JDSU Group or any Affiliate of a member of the JDSU Group is a plaintiff or claimant) primarily relating to the Lumentum Business or the Lumentum Assets, (including Actions, if any, allocated to Lumentum under the EMPLOYEE MATTERS AGREEMENT but excluding Actions, if any, allocated to JDSU under the EMPLOYEE MATTERS AGREEMENT), including the Actions listed on SCHEDULE 5.5(B); provided, however, that if the transfer to Lumentum of an Action that would otherwise be a Transferred Action hereunder is not permitted by applicable Law, (i) such Action shall not be a Transferred Action hereunder, (ii) Lumentum shall control such Action in accordance with the procedures set forth in Article V (as if Lumentum were an Indemnifying Party) to the extent possible, and (iii) Lumentum shall indemnify the JDSU Indemnified Parties for any Liabilities in connection with such Action (provided that such Action itself shall remain a Lumentum Asset).

(c) (i) JDSU agrees that at all times from and after the Effective Time if a Third Party Claim (other than a Third Party Claim in respect of any Corporate Contingent Liabilities, which shall be subject to Section 2.9) relating primarily to the JDSU Business (including Third Party Claims allocated to JDSU under the EMPLOYEE MATTERS AGREEMENT but excluding Third Party Claims allocated to Lumentum under the EMPLOYEE MATTERS AGREEMENT) is commenced naming both JDSU and Lumentum as defendants thereto, then JDSU shall use its commercially reasonable efforts to cause Lumentum to be removed from such Third Party Claim; provided, that if JDSU is unable to cause Lumentum to be removed from such Third Party Claim, JDSU and Lumentum shall cooperate and consult to the extent necessary or advisable with respect to such Third Party Claim.

(ii) Lumentum agrees that at all times from and after the Effective Time if a Third Party Claim (other than a Third Party Claim in respect of any Corporate Contingent Liabilities, which shall be subject to Section 2.9) relating primarily to Lumentum Business (including Third Party Claims allocated to Lumentum under the EMPLOYEE MATTERS AGREEMENT but excluding Third Party Claims allocated to JDSU under the EMPLOYEE MATTERS AGREEMENT) is commenced naming both JDSU and Lumentum as defendants thereto, then Lumentum shall use its commercially reasonable efforts to cause JDSU to be removed from such Third Party Claim; provided, that if Lumentum is unable to cause JDSU to be removed from such Third Party Claim, JDSU and Lumentum shall cooperate and consult to the extent necessary or advisable with respect to such Third Party Claim.

(iii) JDSU and Lumentum agree that at all times from and after the Effective Time if a Third Party Claim which does not relate primarily to Lumentum Business or the JDSU Business (including a Third Party Claim in respect of any Corporate Contingent Liabilities) is commenced naming JDSU (or any member of the JDSU Group) and/or Lumentum (or any member of the Lumentum Group) as a defendant thereto, then JDSU and Lumentum shall cooperate fully with each other, maintain a joint defense if members of both Groups are named as defendants (in a manner that would preserve for both parties and their respective Affiliates any attorney-client privilege, joint defense or other privilege with respect thereto) and consult each other to the extent necessary or advisable with respect to such Third Party Claim.

5.6 Transaction Documents. Effective on or prior to the Effective Time, each of JDSU and Lumentum will execute and deliver the EMPLOYEE MATTERS AGREEMENT and the INTELLECTUAL PROPERTY MATTERS AGREEMENT. To the extent that any representations, warranties, covenants or agreements between the parties with respect to employment matters or matters relating to compensation and benefits provided to Service Providers are set forth in the EMPLOYEE MATTERS AGREEMENT, such matters shall be governed exclusively by the EMPLOYEE MATTERS AGREEMENT and not by this Agreement. To the extent that any representations, warranties, covenants or agreements between the parties with respect to matters related to the exercise of rights with respect to Intellectual Property Rights are set forth in the INTELLECTUAL PROPERTY MATTERS AGREEMENT, such matters shall be governed exclusively by the INTELLECTUAL PROPERTY MATTERS AGREEMENT and not by this Agreement.

Article VI

DISPUTE RESOLUTION

6.1 General Provisions.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement or the Transaction Documents (other than the Transaction Documents set forth on SCHEDULE 6.1(A), which the parties acknowledge may incorporate this Article VI by reference), or the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article VI.

(b) Commencing with a request contemplated by Section 6.2, all communications between the parties or their Representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible into evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of any Dispute.

(c) WITH RESPECT TO ANY DISPUTE TO WHICH THIS ARTICLE VI APPLIES OR OTHERWISE IN RESPECT OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT, REMOTE, SPECULATIVE OR CONSEQUENTIAL DAMAGES (INCLUDING IN RESPECT OF LOST PROFITS OR REVENUES), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES (PROVIDED THAT LIABILITY FOR ANY SUCH DAMAGES WITH RESPECT TO ANY THIRD PARTY CLAIM AND ANY STATUTORY PENALTIES UNDER ENVIRONMENTAL LAW SHALL BE CONSIDERED DIRECT DAMAGES).

(d) The specific procedures set forth in this Article VI, including the time limits referenced therein, may be modified by agreement of both of the parties in writing.

(e) All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article VI are pending. The parties will take any necessary or appropriate action required to effectuate such tolling.

(f) Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each other Transaction Document during the course of resolution of a Dispute pursuant to the provisions of this Article VI with respect to all matters not subject to such Dispute.

6.2 Consideration by Senior Executives. If a Dispute is not resolved in the normal course of business at the operational level, the parties shall attempt in good faith to resolve the Dispute by negotiation among representatives of the parties at a senior level of management of the parties. Either party may initiate such executive negotiation process by providing a written notice to the other party (the

“Initial Notice”). Within thirty (30) days after delivery of the Initial Notice, the receiving party shall submit to the other a written response (the “Response”). The Initial Notice and the Response shall include (i) a statement of the Dispute and of each party’s position and (ii) the name and title of the executive who will represent that party and of any other Person who will accompany the executive. The parties agree that such executives shall have full and complete authority to resolve any Disputes submitted pursuant to this section (or paragraph). Such executives will meet in person or by teleconference or video conference within sixty (60) days of the date of the Initial Notice to seek a resolution of the Dispute. In the event that the executives are unable to agree to a format for such meeting, the meeting shall be convened by teleconference. In the event that the executives are unable to resolve such Dispute within ninety (90) days of the date of the Initial Notice, the parties may seek any and all other remedies as may be available to them at law or equity.

6.3 Mediation. The parties may, by mutual consent, select a mediator to aid the parties in their discussions and negotiations. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed by the mediator be admissible in any arbitration proceeding. Each party shall bear its own fees, costs and expenses and an equal share of the expenses of the mediation. Each party shall designate a business executive to have full and complete authority to resolve the Dispute and to represent its interests in the mediation, and each party may, in its sole discretion, include any number of other Representatives in the mediation process.

Article VII

MISCELLANEOUS

7.1 Corporate Power; Facsimile Signatures.

(a) JDSU, on behalf of itself and on behalf of other members of the JDSU Group, and Lumentum, on behalf of itself and on behalf of other members of the Lumentum Group, hereby represents as follows:

(i) each such Person has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Transaction Document to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(b) Each party acknowledges that it and each other party is executing certain of the Transaction Documents by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any other Transaction Document (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (.pdf) shall be effective as delivery of such executed counterpart of this Agreement or any other Transaction Document. Each party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in .pdf) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other party at any time, it will as promptly as reasonably practicable cause each such Transaction Document to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

7.2 Governing Law; Submission to Jurisdiction; Waiver of Trial.

(a) This Agreement and, unless expressly provided therein, each other Transaction Document, shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

(b) Each of JDSU and Lumentum, on behalf of itself and their respective Representatives, hereby irrevocably (i) agrees that any Dispute shall be subject to the exclusive jurisdiction of the state and federal courts located in the State of Delaware, (ii) waives any claims of forum non conveniens, and agrees to submit to the jurisdiction of such courts and (iii) agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 7.6 shall be effective service of process for any litigation brought against it in any such court or for the taking of any other acts as may be necessary or appropriate in order to effectuate any judgment of said courts.

7.3 Survival of Covenants. Except as expressly set forth in this Agreement or any other Transaction Document, the covenants and other agreements contained in this Agreement and each other Transaction Document, and liability for the breach of any obligations contained herein or therein, shall survive the execution of this Agreement.

7.4 Waivers of Default. A waiver by a party of any default by the other party of any provision of this Agreement or any other Transaction Document shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the waiving party. No failure or delay by a party in exercising any right, power or privilege under this Agreement or any other Transaction Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver by any party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the party so waiving.

7.5 Force Majeure. No party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any other Transaction Document, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) notify the other parties of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement or the applicable other Transaction Document as soon as feasible.

7.6 Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Transaction Documents shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this section (or paragraph)):

If to JDSU, to:

JDS Uniphase Corporation

430 North McCarthy Blvd

Milpitas, California USA

95035

Attention: General Counsel

Email:

with a copy to:

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, California 94303-2215

Attention: Ed Batts

Facsimile:

Email:

if to Lumentum, to:

Lumentum Inc.

400 North McCarthy Blvd

Milpitas, California USA

95035

Attention: General Counsel

Email:

with a copy to:

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, California 94303-2215

Attention: Ed Batts

Facsimile:

Email:

7.7 Termination. Notwithstanding any provision to the contrary, this Agreement may be terminated at any time prior to the Effective Time by and in the sole discretion of JDSU without the prior approval of any Person, including Lumentum. In the event of such termination, this Agreement shall become void and no party, or any of its officers and directors shall have any liability to any Person by reason of this Agreement. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the parties.

7.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

7.9 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the parties with respect to the subject matter of this Agreement.

7.10 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any party without the prior written consent of the other party, except that a party may assign any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or entities or lines of business of such party or in connection with a merger transaction in which such party is not the surviving entity; provided, however, that, in each case, no such assignment shall release such party from any liability or obligation under this Agreement, and the transferee of such assets or businesses shall agree in writing to be bound by the terms of this Agreement as if named as a party hereto. The provisions of this Agreement and the obligations and rights under this Agreement shall be binding upon, inure to the benefit of and be enforceable by (and against) the parties and their respective successors and permitted transferees and assigns. Except as provided in Article IV with respect to Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.11 Public Announcements. From and after the Effective Time, JDSU and Lumentum shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statement that relates to the transactions contemplated by this Agreement and the Transaction Documents, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

7.12 Specific Performance. Subject to the provisions of Article VI, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any other Transaction Document (unless otherwise provided therein), the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of its rights under this Agreement or such other Transaction Document, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties.

7.13 Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by each of the parties to this Agreement.

7.14 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires, (b) references to the terms “Article,” “Section,” “paragraph,” “clause,” “Exhibit” and “Schedule” are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified, (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, (d) references to “$” shall mean U.S. dollars, (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified, (f) the word “or” shall not be exclusive, (g) references to “written” or “in writing” include in electronic form, (h) unless the context requires otherwise, references to “party” shall mean JDSU or Lumentum, as appropriate, and references to “parties” shall mean JDSU and Lumentum, (i) provisions shall apply, when appropriate, to successive events and transactions, (j) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (k) JDSU and Lumentum have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement, and (l) a reference to any Person includes such Person’s successors and permitted assigns.

7.15 Counterparts. This Agreement may be executed in one (1) or more counterparts, and by each party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or .pdf shall be as effective as delivery of a manually executed counterpart of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

JDS UNIPHASE CORPORATION

By:	/s/ Tom Waechter
Name: Tom Waechter

Title: Chief Executive Officer

LUMENTUM OPERATIONS LLC

By:	/s/ Alan Lowe
Name: Alan Lowe

Title: Chief Executive Officer